Exhibit (k) Opinion and Consent of Counsel.

[MASSMUTUAL LETTERHEAD APPEARS HERE]

April 25, 2008

C.M. Life Insurance Company

100 Bright Meadow Boulevard

Enfield, CT 06082

RE:	Post-Effective Amendment No. 12 to

Registration Statement No. 333-88493 to Survivorship Variable Universal Life II filed on Form N-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 12 to Registration Statement under the Securities Act of 1933 for C.M. Life Insurance Company’s (“C.M. Life”) Survivorship Flexible Premium Adjustable Variable Life Insurance Policies (the “Policies”). C.M. Life Variable Life Separate Account I issues the Policies.

As Assistant Vice President and Counsel for Massachusetts Mutual Life Insurance Company (“MassMutual”), the parent company for C.M. Life, I provide legal advice to C.M. Life in connection with the operation of its variable products. In such role I am familiar with the filing for the Policies. In so acting, I have made such examination of the law and examined or supervised the examination of such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. For purposes of such examinations, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, I am of the following opinion:

1.	C.M. Life is a valid and subsisting corporation, organized and operated under the laws of the State of Connecticut and is subject to regulation by the State of Connecticut Insurance Department’s Commissioner of Insurance.

2.	C.M. Life Variable Life Separate Account I is a separate account validly established and maintained by C.M. Life in accordance with Connecticut law.

3.	The Policies, when properly issued, are a legal and binding obligation of C.M. Life, enforceable in accordance with their terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.

Very truly yours,

/s/ CATHERINE Z. COLLINS
Catherine Z. Collins, Esq.
Assistant Vice President and Counsel
Massachusetts Mutual Life Insurance Company